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                                     TSX Exchange "VIR"
ViRexx Medical Corp.                 For Immediate Release

   VIREXX FOUNDER ANTOINE NOUJAIM HONOURED WITH CENTENNIAL
                            MEDAL

EDMONTON, ALBERTA - December 6, 2005 -ViRexx Medical Corp. (TSX: VIR) a company focused on immunotherapy treatments for certain cancers, chronic hepatitis B & C and embolotherapy treatments for tumors, today announced that its founder
Antoine Noujaim, Ph.D. D.Sc. will receive the Alberta Centennial Medal for his economic and social prosperity contributions to the province of Alberta in a ceremony later today at Government House in Edmonton.

"The Centennial Medal signifies the broad contribution Dr. Noujaim has made to the life sciences community in Canada, Alberta and Edmonton. His contribution to the industry is a leading reason for the flourishing biotechnology sector in Alberta today," said Doug Gilpin CA, Chairman of ViRexx Medical Corp. "Tony's belief in innovation and his life-long pursuit of new medical therapies will benefit the community and people living with cancer long into Alberta's future."

Prior to founding ViRexx Medical Corp., Dr. Noujaim co-founded Biomira Inc. in 1985 and founded AltaRex Corp. in 1995. Dr. Noujaim is Professor Emeritus of the University of Alberta and has held the position of director for a number of biotechnology companies. Dr. Noujaim has served as an officer or chairman of various scientific organizations, editorial boards and national scientific committees, has authored more than 200 publications, and is an inventor on more than 100 issued patents and patent applications.

The  Alberta Centennial Medal celebrates Alberta's first 100
years   by  paying  tribute  to  Albertans  who  have   made
significant contributions to their fellow citizens, their community and to Alberta.

About ViRexx Medical Corp.
ViRexx is an Edmonton, Alberta based biotechnology company focused on the development of novel therapeutic products for the treatment of certain cancers and specified chronic viral infections. ViRexx's most advanced programs include drug candidates for the treatment of ovarian cancer, chronic hepatitis B & C and solid tumors.

ViRexx's lead product, OvaRexr MAb, a therapy for the treatment of late-stage ovarian cancer, is currently the subject of two Phase III clinical trials being funded by ViRexx's licensing partner Unither Pharmaceuticals, Inc., a subsidiary of United Therapeutics Corporation. For additional information about ViRexx, please see www.virexx.com.

 THE TSX HAS NOT APPROVED OR DISAPPROVED OF THE INFORMATION
                      CONTAINED HEREIN

This news release contains certain forward-looking statements that reflect the current views and/or expectations of the Company with respect to its performance, business and future events. Such statements are subject to a number of risks, uncertainties and assumptions. Actual results and events may vary significantly.

For more information, please contact:
Tracy Smith         Ross Marshall           Kim Golodetz
Manager, Finance    Investor Relations      Investor Relations
and Investor        The Equicom Group Inc.  Lippert/Heilshorn &
Relations           Tel:  (800)  385-5451   Associates Inc.
ViRexx Medical 	    ext. 238                Tel: (212) 838 -3777
Corp.               Fax: (416) 815-0080     Fax: (212) 838 -4568
Tel: (780) 989-6701 rmarshall@equicomgroup  kgolodetz@lhai.com
Fax: (780) 436-0068 .com
tsmith@virexx.com